CUMBERLAND PHARMACEUTICALS REPORTS
THIRD QUARTER 2018 FINANCIAL RESULTS

NASHVILLE, TN (Tuesday, November 13, 2018) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care, gastroenterology, and oncology supportive care today announced third quarter 2018 financial results and Company update. Cumberland has a portfolio of eight U.S. Food and Drug Administration (FDA) approved brands. Net revenues for the quarter were $8.5 million. At the end of the third quarter, Cumberland had $87 million in total assets, including approximately $48 million in cash and marketable securities.
RECENT HIGHLIGHTS:

•	Added to our commercial product line with the addition of Vibativ®, a patented, FDA approved, injectable product designed for the treatment of certain serious and difficult to treat infections

•	Submitted an amendment to our FDA application for approval of our Next Generation Caldolor® product, containing additional requested quality and nonclinical data

•	Filed a New Drug Application (NDA) to the FDA for the approval of our RediTrexTM methotrexate product line, designed for treating patients with arthritis and psoriasis

•	Added to the growing library of literature supporting Caldolor® and Ethyol® with a series of favorable clinical study publications

•	Completed patient enrollment in the initial Phase II clinical study for Portaban® - the Company’s product candidate for the treatment of Portal Hypertension

•
Received $2 million grant awarded to Cumberland Emerging Technolgies (CET) in support of a joint research program that addresses the significant need of improving clinical outcomes for certain lung cancer patients.

“Our team has been very busy during the third quarter, working to maximize the potential of our existing brands while continuing to build a portfolio of differentiated products, " said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We continue to build a specialty pharmaceutical company that delivers sustained growth, profitable operations, and long-term value. Our strategy for achieving our goal is to establish a diversified portfolio of brands through a multi-faceted approach of both acquisition and internal development.”

KEY DEVELOPMENTS:
Vibativ Acquisition
On November 6, 2018, the Company announced the acquisition of Vibativ® (telavancin) from Theravance Biopharma. Vibativ is a patented, FDA approved injectable anti-infective for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant.
Under the terms of the agreement, which closed on November 12, 2018, Cumberland assumed full responsibility for the product including its marketing, distribution, manufacturing, and regulatory activities. Cumberland will support Vibativ in the U.S. through its established hospital sales organization. The Company expects to selectively expand its sales force, medical science liaison and corporate teams to ensure the needed support of Vibativ as well as its oncology and acute care brands.
RediTrex Approval Submission
Also in November, the Company completed the submission and filed with the FDA an application for the approval of its methotrexate product line which is designed for treating patients with arthritis and psoriasis. This filing follows two meetings held with the FDA to discuss the approval pathway and requirements for the submission. We now await FDA’s determination of acceptance of the submission for their review.
Caldolor Submission
In early 2018, the Company completed and filed the application for FDA approval of its Next Generation Caldolor product featuring an improved package and formulation. On August 2, 2018, Cumberland received a complete response from the FDA outlining the additional information needed for the application’s approval. The requests were for additional quality and nonclinical data. The Company held a teleconference with the FDA during the third quarter to discuss their additional requirements. On September 26, 2018, Cumberland submitted an amendment to its application containing additional quality and nonclinical data and now awaits the FDA's response and approval decision.
New Clinical Data Published
In September 2018 the Company announced a new publication in Lung Cancer: Targets and Therapy of a contemporary retrospective series showing that subcutaneous amifostine administered before radiotherapy postponed the onset of acute esophagitis in stage 3 small cell lung cancer patients. Cumberland markets branded amifostine in the U.S territory under the name Ethyol.
Cumberland also announced two favorable Caldolor study publications. A study at The Ohio State Wexner Medical Center, published in the Journal Frontiers in Surgery, reveals more effective pain control and opioid-sparing activity with Caldolor when compared to ketorolac in patients undergoing arthroscopic knee surgery.
Additionaly, a clinical trial conducted at Tufts University School of Dental Medicine and published online in the Journal of Oral and Maxillofacial Surgery, concluded that preemptive analgesia with Caldolor (IV ibuprofen) is more effective than IV acetaminophen in reducing both post-surgical pain and opioid use.

Ifetroban Phase II Studies
During the third quarter, we completed study enrollment for Portaban - the Company’s Portal Hypertension clinical program. Portaban is a form of ifetroban and is in development for the treatment of the portal hypertension associated with liver disease. This study was primarily designed to evaluate the safety of ifetroban treatment in this population and was not powered for any efficacy measurement.
An initial review of the data from the study shows ifetroban was safe and well tolerated with no unexpected safety findings. We also measured hepatic venous pressure. Patients enrolled had a greater degree of variability than expected in their hepatic venous pressure gradient, therefore no definitive conclusions could be made on the impact of ifetroban on modulating that gradient. A full analysis of the data to include biomarkers and exploratory endpoints is ongoing. We will now await results from our other Phase II ifetroban studies before deciding on the best path for approval of our first new chemical entity.
Cumberland also continued to advance its Vasculan and Boxaban clinical pipeline programs, with patient enrollment progressing in each of those Phase II studies.
New CET Small Business Grant Award
CET announced that the U.S. National Cancer Institute awarded $2 million in support of a joint research program involving Cumberland Pharmaceuticals, CET, and researchers at Vanderbilt University. This Phase II grant is awarded under the Small Business Innovation Research funding mechanism and follows successful completion of an initial Phase I award.
The objective of the collaborative research program is to further develop a novel small molecule radiosensitizing agent for the treatment of certain lung cancers. By enhancing the cancer’s sensitivity to radiation therapy, this technology addresses a significant medical need of improving clinical outcomes for these oncology patients.
New Board Member
At Cumberland's Board meeting in September, the Company appointed Joseph C. Galante, American music industry executive, as its newest member of its Board of Directors. Mr. Galante is the former Chairman of Sony Music in Nashville and the Former President of RCA Records in New York City.
Mr. Galante joins as the Company's seventh "independent director" as defined under applicable SEC and NASDAQ rules and he serves on the Company's Audit and Compensation Committees. Mr. Galante's successful business track record, entrepreneurial and public company experience make him a valuable new member to Cumberland's Board of Directors.

FINANCIAL RESULTS:
Net Revenue: For the nine months ended September 30, 2018, net revenues were $27.2 million compared to $29.5 million for the nine months ended September 30, 2017. The major driver of this decrease was the significant sales of Totect last year resulting from a competitive drug shortage.
For the three months ended September 30, 2018, net revenues were $8.5 million, compared to $11.2 million for the prior year period.
Net revenue by product for the three months ended September 30, 2018, included $3.0 million for Kristalose® and $2.6 million for Ethyol®. Net revenue for the Company’s other brands included $1.3 million for

Caldolor®, $1.1 million for Acetadote® (including the brand and Company's Authorized Generic), and $0.3 million for Omeclamox®-Pak.
Operating Expenses: Total operating expenses for the first nine months of 2018 were $32.4 million compared to $32.7 million for 2017.
Total operating expenses for the three months ended September 30, 2018 were $10.3 million, compared to $12.0 million during the prior year period.
Earnings: Net income (loss) for the third quarter 2018 was $(1.6) million or $(0.11) per diluted share, compared to $(0.7) million or $(0.05) a share for the prior year period.
Adjusted Earnings (loss) for the third quarter were $(0.8) million or $(0.05) per diluted share, compared to $0.1 million or $0.01 per diluted share for the prior year period. The definition and reconciliation of Adjusted Earnings to net income is provided in this release.
Balance Sheet: At September 30, 2018, Cumberland had $47.8 million in cash and marketable securities, including approximately $38.3 million in cash and equivalents. Total assets at September 30, 2018 were $87.4 million. Total liabilities were $29.5 million, including $12.0 million outstanding on the Company's revolving line of credit, resulting in Total shareholder's equity of $58.2 million.
Cumberland also has approximately $44 million in tax net operating loss carryforwards, resulting from the prior exercise of stock options.

Conference Call and Webcast
A conference call and live Internet webcast will be held on Tuesday, November 13, 2018 at 4:30 p.m. Eastern Time to discuss the Company's third quarter 2018 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 4258737. The live webcast and rebroadcast can be accessed via Cumberland's website at
http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the delivery of high-quality prescription brands to improve patient care. The Company develops, acquires, and commercializes brands for the hospital acute care, gastroenterology, and oncology market segments. These medical specialties are categorized by moderately concentrated prescriber bases that we believe can be penetrated effectively by small, targeted sales forces.

The Company’s portfolio of FDA approved brands includes:

•	Acetadote® (acetylcysteine) Injection, for the treatment of acetaminophen poisoning;

•	Caldolor® (ibuprofen) Injection, for the treatment of pain and fever;

•	Kristalose® (lactulose) for Oral Solution, a prescription laxative, for the treatment of chronic and acute constipation;

•	Omeclamox®-Pak, (omeprazole, clarithromycin, amoxicillin) for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease;

•	Vaprisol® (conivaptan) Injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia;

•
Ethyol® (amifostine) Injection, for the reduction of xerostomia (dry mouth) in patients undergoing post-operative radiation treatment for head and neck cancer and the renal toxicity associated with the administration of cisplatin in patients with advanced ovarian cancer;

•
Totect® (dexrazoxane hydrochloride) Injection, for emergency oncology intervention, to treat the toxic effects of anthracycline chemotherapy in case of extravasation (drug leakage from the bloodstream into the tissues); and

•
Vibativ® (telavancin) Injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections.

Cumberland’s pipeline of product candidates includes:

•	Hepatoren® (ifetroban) Injection, a Phase II candidate for the treatment of critically ill patients suffering from liver and kidney failure associated with hepatorenal syndrome (“HRS”);

•	Boxaban® (ifetroban) Oral Capsules, a Phase II candidate for the treatment of asthma patients with aspirin-exacerbated respiratory disease ("AERD");

•	Vasculan® (ifetroban) Oral Capsules, a Phase II candidate for the treatment of patients with the systemic sclerosis (SSc) form of autoimmune disease;

•	Portaban® (ifetroban) Injection and Oral Capsules, a Phase II candidate for the treatment of patients with portal hypertension associated with liver disease; and

•	RediTrexTM (methotrexate) Injection, an approval submission candidate for the treatment of active rheumatoid, juvenile idiopathic and severe psoriatic arthritis, as well as disabling psoriasis.

For more information on Cumberland’s approved products, including full prescribing information, please visit the individual product websites, links to which can be found on the Company’s website www.cumberlandpharma.com.
About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the U.S. to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications.
Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted, fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.com.

About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com .
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.
About Omeclamox®-Pak (omeprazole, clarithromycin, amoxicillin)
Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. The safety and effectiveness of Omeclamox-Pak in the pediatric population has not yet been established. Omeclamox-Pak was approved by the FDA in 2011. For full prescribing information, visit www.omeclamox.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol was approved by the FDA in 2005 for euvolemic hyponatremia and in 2007 for hypervolemic hyponatremia. For full prescribing information, visit www.vaprisol.com.
About Ethyol® (amifostine) Injection
Ethyol is indicated to reduce the cumulative renal toxicity associated with repeated administration of cisplatin in patients with advanced ovarian cancer. It is indicated to reduce the incidence of moderate to severe xerostomia in patients undergoing post-operative radiation treatment for head and neck cancer, where the radiation port includes a substantial portion of the parotid glands. For more information please visit www.ethyol.com.

About Totect® (dexrazoxane) Injection
Totect is an anthracycline extravasation agent approved by the FDA. Anthracyclines are used to treat many types of cancer and are among the most common cancer therapies.
Anthracycline extravasation occurs when there is accidental leaking of the intravenously-administered medication into the surrounding tissues. Anthracycline extravasation can result in serious complications for cancer patients including tissue necrosis with skin ulceration. In addition to tissue damage, an anthracycline extravasation may cause damage to the nerves, tendons, muscle, and joints. For more information please visit www.totect.com.
About Vibativ® (telavancin) Injection
Vibativ is an FDA-approved antibiotic used in the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia (HABP/VABP), as well as complicated skin and skin structure infections (cSSSI). This lifesaving antibiotic is designed for difficult to treat Gram-positive bacterial infections, including those that are considered multidrug-resistant. For more information please visit www.vibativ.com.

About Cumberland Emerging Technologies (CET)
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN, and Gloria Pharmaceuticals. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace. CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET's Life Sciences Center, provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.

Competition
The pharmaceutical industry is characterized by intense competition and rapid innovation. Cumberland is devoted to providing advanced products that improve value of care for patients and address unmet or poorly met medical needs. We promote our approved products through our hospital and gastroenterology sales forces in the United States and are launching a network of relationships with international partners to bring our products to patients in their countries. Our continued success in developing and commercializing pharmaceutical products will depend, in part, upon our ability to compete against existing and future products in our target markets.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. These forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from them. Some important factors which may cause results to differ from expectations include: market conditions, competition, an inability of manufacturers to supply Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers including quality control obligation, maintaining an effective sales and marketing infrastructure, availability of additional debt and equity capital required to finance the business, market conditions at the time additional capital is required, our ability to continue to acquire brands, product sales, management of our growth and integration of our acquisitions, as well as other risks discussed in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K, and other filings with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Erin Smith	Jeff Bradford
Corporate Relations	the Bradford Group
(615) 255-0068	(615) 515-4880

SOURCE: Cumberland Pharmaceuticals Inc.

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$38,259,233	$45,412,868
Marketable securities	9,533,703	4,672,476
Accounts receivable, net	7,055,138	8,395,112
Inventories, net	6,426,429	6,737,848
Other current assets	2,351,708	3,466,541
Total current assets	63,626,211	68,684,845
Property and equipment, net	539,019	528,882
Intangible assets, net	20,370,330	21,444,545
Deferred tax assets, net	87,210	87,210
Other assets	2,809,306	2,486,830
Total assets	$87,432,076	$93,232,312
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,447,429	$8,979,929
Other current liabilities	7,070,860	8,714,814
Total current liabilities	15,518,289	17,694,743
Revolving line of credit	12,000,000	9,800,000
Other long-term liabilities	1,969,174	1,815,968
Total liabilities	29,487,463	29,310,711
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock—no par value; 100,000,000 shares authorized; 15,555,865 and 15,723,075 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	51,235,612	52,410,941
Retained earnings	6,966,252	11,709,222
Total shareholders’ equity	58,201,864	64,120,163
Noncontrolling interests	(257,251)	(198,562)
Total equity	57,944,613	63,921,601
Total liabilities and equity	$87,432,076	$93,232,312

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (loss)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net revenues	$8,492,530	$11,196,961	$27,243,859	$29,500,843
Costs and expenses:
Cost of products sold	1,460,463	2,166,353	4,511,743	5,216,776
Selling and marketing	4,803,112	6,226,438	14,549,873	16,174,391
Research and development	1,306,055	943,162	4,631,384	2,921,951
General and administrative	2,067,981	2,090,785	6,732,485	6,554,158
Amortization	661,802	609,572	1,946,457	1,811,589
Total costs and expenses	10,299,413	12,036,310	32,371,942	32,678,865
Operating income (loss)	(1,806,883)	(839,349)	(5,128,083)	(3,178,022)
Interest income	166,220	94,833	398,420	216,849
Interest expense	(19,199)	(8,902)	(59,520)	(70,646)
Income (loss) before income taxes	(1,659,862)	(753,418)	(4,789,183)	(3,031,819)
Income tax (expense) benefit	(4,159)	(3,822)	(12,477)	(4,196,192)
Net income (loss)	(1,664,021)	(757,240)	(4,801,660)	(7,228,011)
Net loss at subsidiary attributable to noncontrolling interests	20,977	14,209	58,689	49,923
Net income (loss) attributable to common shareholders	$(1,643,044)	$(743,031)	$(4,742,971)	$(7,178,088)
Earnings (loss) per share attributable to common shareholders
- basic	$(0.11)	$(0.05)	$(0.30)	$(0.45)
- diluted	$(0.11)	$(0.05)	$(0.30)	$(0.45)
Weighted-average shares outstanding
- basic	15,573,108	15,867,159	15,645,230	15,973,737
- diluted	15,573,108	15,867,159	15,645,230	15,973,737

Comprehensive income (loss) attributable to common shareholders	(1,643,044)	(743,031)	(4,742,971)	(7,178,088)
Net loss at subsidiary attributable to noncontrolling interests	20,977	14,209	58,689	49,923
Total Comprehensive income (loss)	$(1,664,021)	$(757,240)	$(4,801,660)	$(7,228,011)

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(4,801,660)	$(7,228,011)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	2,108,051	1,974,194
Deferred tax expense	—	4,293,963
Share-based compensation	1,005,239	849,198
Excess tax (benefit) expense derived from exercise of stock options	—	(91,109)
Noncash interest expense	44,117	60,708
Noncash investment gains	(131,652)	(48,084)
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	1,339,974	124,748
Inventory	311,419	(485,739)
Other current assets and other assets	966,817	(428,176)
Accounts payable and other current liabilities	(1,595,243)	640,453
Other long-term liabilities	142,486	239,703
Net cash provided by (used in) operating activities	(610,452)	(98,152)
Cash flows from investing activities:
Additions to property and equipment	(171,731)	(172,899)
Purchases of marketable securities	(20,851,951)	(2,029,414)
Proceeds from sale of marketable securities	16,122,376	9,644,592
Additions to intangibles	(1,411,710)	(841,647)
Net cash used in investment activities	(6,313,016)	6,600,632
Cash flows from financing activities:
Borrowings on line of credit	36,000,000	14,700,000
Repayments on line of credit	(33,800,000)	(10,800,000)
Sales of shares of common stock	200,909	—
Payments of deferred offering costs	(248,108)	—
Payments made in connection with repurchase of common shares	(2,382,968)	(2,893,857)
Net cash used in financing activities	(230,167)	1,006,143
Net (decrease) increase in cash and cash equivalents	(7,153,635)	7,508,623
Cash and cash equivalents at beginning of period	45,412,868	34,510,330
Cash and cash equivalents at end of period	$38,259,233	$42,018,953

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (loss) Attributable to Common Shareholders to Adjusted Earnings and Adjusted Diluted Earnings Per Share
(Unaudited)

	Three months ended September 30, 2018		Three months ended September 30, 2017
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(1,643,044)	$(0.11)	$(743,031)	$(0.05)
Less: Net loss at subsidiary attributable to noncontrolling interests	20,977	—	14,209	—
Net income (loss)	(1,664,021)	(0.11)	(757,240)	(0.05)
Adjustments to net income (loss)
Income tax expense	4,159	—	3,822	—
Depreciation and amortization	713,323	0.05	659,901	0.04
Share-based compensation (a)	339,930	0.02	297,943	0.02
Interest income	(166,220)	(0.01)	(94,833)	(0.01)
Interest expense	19,199	—	8,902	—
Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share	$(753,630)	$(0.05)	$118,495	$0.01

Diluted weighted-average common shares outstanding:		15,573,108		16,280,883

(a) Represents the share-based compensation of Cumberland.

The Company provided the above adjusted supplemental financial performance measures, which are considered "non-GAAP" financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland's management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company's operating results. Management believes that presenting these supplemental measures provides useful information about the Company's underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company's operating performance.

The Company defines these supplemental financial measures as follows:

•	Adjusted Earnings (loss): net income (loss) adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation and interest income and interest expense.

•	Adjusted Diluted Earnings (loss) Per Share: Adjusted Earnings (loss) divided by diluted weighted-average common shares outstanding.